Exhibit 23.4

Consent of Independent Auditors

The Board of Managers and Members
Boaz Energy II, LLC:

We consent to the use of our report on the statement of revenues and direct operating expenses of the Crane County Underlying Properties for the period from January 1, 2017 through December 14, 2017 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
April 20, 2018